UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2020 (June 10, 2020)

Emerald Holding, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38076	42-1775077
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31910 Del Obispo Street Suite 200 San Juan Capistrano, California	92675
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 226-5700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 1.01.  Entry Into a Material Definitive Agreement.

Investment Agreement

On June 10, 2020, Emerald Holding, Inc., a Delaware corporation (the “Company”), entered into an investment agreement (the “Investment Agreement”) with Onex Partners V LP (“Onex”). Pursuant to the Investment Agreement, the Company will:

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issue to Onex, in a private transaction, on the Initial Closing Date (as defined below), 47,058,332 shares of “Series A Convertible Participating Preferred Stock” (the “Preferred Stock”) (representing the pro rata allotment of Preferred Stock attributable to Onex in accordance with its percentage ownership of the outstanding common stock of the Company) at a price of $5.60 per share (the “Series A Price”), and

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effect a rights offering (the “Rights Offering”) to holders of its outstanding common stock of one non-transferable subscription right for each share of the Company’s common stock held by such holders, with each right entitling the holder to purchase one share of Preferred Stock at the Series A Price per share.

Onex has agreed that it will not participate in the Rights Offering; except that, on the date of the closing of the Rights Offering, Onex has agreed to purchase (the “Backstop”) any and all Preferred Shares not subscribed for in the Rights Offering by stockholders other than Onex at the Series A Price per share.

The consummation of each of the transactions contemplated by the Investment Agreement is subject to customary closing conditions, including the accuracy of representations and warranties and the performance of all obligations contained in the Investment Agreement (in each case subject to customary materiality qualifiers) and the absence of a material adverse effect on the Company. The date on which Onex completes the private purchase of 47,058,332 shares of Preferred Stock (the “Initial Closing Date”) is expected to occur on or about July 9, 2020. The Rights Offering and the Backstop are expected to close during the third quarter of 2020. The record date for the Rights Offering will be announced by the Company at or prior to the launch of the Rights Offering.

Onex’s pro forma ownership, after giving effect to these transactions and taking into account its affiliates’ existing ownership of common stock, will be between 65.9% and 86.8% on an as-converted basis depending on the extent to which other common stockholders participate in the Rights Offering.

The Preferred Stock will rank senior to the Company’s common stock and all other forms of equity and equity-like securities convertible into equity, with respect to dividends and distributions on liquidation, winding-up and dissolution and junior to all existing and future indebtedness of the Company.

Each share of Preferred Stock will have an initial liquidation preference of $5.60, which liquidation preference is to accrete at a rate of 7.0% per annum, compounded quarterly, in-kind for the first 12 quarters following its issuance, and thereafter will be paid either in cash or in-kind at the Company’s option. Upon liquidation or dissolution of the Company, the holders of Preferred Stock are entitled to receive the greater of (a) the accreted liquidation preference, and (b) the amount the holders of Preferred Stock would have received if they had converted their Preferred Stock into common stock immediately prior to such liquidation or dissolution. Holders of Preferred Stock are also entitled to participate in and receive any dividends declared or paid on the Company’s common stock on an as-converted basis, and no dividends may be paid to holders of common stock unless the aggregate accreted dividend on the Preferred Stock has been paid or holders of a majority of the outstanding Preferred Stock have consented to such dividends.

Shares of the Preferred Stock may be converted at the option of the holder thereof into a number of shares of common stock equal to the (a) amount of the accreted liquidation preference, divided by (b) the applicable conversion price.  The initial conversion price of the Preferred Stock will be $3.52 per share, subject to customary anti-dilution adjustments, including adjustments to exercise price in connection with certain future sales or issuances and adjustments in the case of any stock split, stock dividend, recapitalization or similar events.  Subject to obtaining any vote of stockholders required by the rules of the New York Stock Exchange, the conversion price may not be adjusted below $3.23 per share of common stock (other than as a result of any stock split, stock dividend, recapitalization or similar event).  Shares of Preferred Stock held by Onex and its affiliates are not convertible at the option of the holder until the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if

applicable.   Subject to certain conditions, after three years from issuance, the Company may require conversion of all or a portion of the outstanding shares of Preferred Stock if the closing price of the Company’s common stock exceeds 175% of the conversion price of the Preferred Stock for a period of 20 consecutive trading days.

The Company has the right to redeem all, but not less than all, of the Preferred Stock on or after the six-year anniversary of the closing for a cash purchase price equal to (a) on or after the six-year anniversary of the Initial Closing Date, 105% of the accreted liquidation preference, (b) on or after the seven-year anniversary of the Initial Closing Date, 103% of the accreted liquidation preference or (c) on or after the eight-year anniversary of the Initial Closing Date, the accreted liquidation preference.  In addition, if there is a change of control transaction involving the Company prior to the six-year anniversary of the closing, the Company has the right to redeem all, but not less than all, of the Preferred Stock for a cash purchase price equal to the accreted liquidation preference plus the net present value of the additional amount by which the accreted liquidation preference would have otherwise increased from the date of such redemption through the sixth anniversary of the closing. If, after the Company ceases to have a controlling stockholder group, there is a change of control transaction involving the Company, holders of Preferred Stock may elect to (x) convert their Preferred Stock into shares of common stock at the then current conversion price or (y) require the Company to redeem the Preferred Stock for cash, at a price per share equal to the then-unpaid accreted liquidation preference.

Following the expiration or termination of any applicable waiting period under the HSR Act, holders of the Preferred Stock generally will be entitled to vote, on an as-converted basis, with holders of the common stock on all matters submitted to a vote of holders of common stock.

Certain matters will require the approval of holders of a majority of the Preferred Stock, including (i) amendments to the Company’s organizational documents in a manner adverse to the Preferred Stock, (ii) the creation or issuance of senior or parity equity securities or (iii) the issuance of any convertible indebtedness, other class of preferred stock or other equity securities in each case with rights to payments or distributions in which the Preferred Stock would not participate on a pro-rata, as-converted basis.

In addition, for so long as the Preferred Stock represents more than 30% of the outstanding common stock on an as-converted basis, without the approval of a majority of the directors elected by the holders of the Preferred Stock, the Company may not (i) incur new indebtedness to the extent certain financial metrics are not satisfied, (ii) redeem or repurchase any equity securities junior to the Preferred Stock, (iii) enter into any agreement for the acquisition or disposition of assets or businesses involving a purchase price in excess of $100 million, (iv) hire or terminate the chief executive officer of the Company or (v) make a voluntary filing for bankruptcy or commence a dissolution of the Company.

For so long as the Preferred Stock represents a minimum percentage of the outstanding shares of common stock on an as-converted basis as described below, the holders of the Preferred Stock shall have the following rights to representation on the Company’s board:

Minimum PercentageBoard Representation

50%5 directors

40%4 directors

30%3 directors

20%2 directors

10%1 director

At all times, however, the Company’s board will have at least two directors elected by the holders of the Company’s common stock and the Preferred stock, voting together on an as-converted basis and whenever the Minimum Percentage is below 40%, at least a majority of the board seats will be elected by the holders of the Company’s common stock and the Preferred stock, voting together on an as-converted basis.  In addition, for so long as the minimum percentage is greater than 50%, the size of the Company’s board may not be increased to more than 9 seats, or decreased, without the approval of a majority of the directors elected by the holders of the Preferred Stock.  All decisions of the Company’s board with respect to the exercise or waiver of the Company’s rights relating to the Preferred Stock shall be determined by a majority of a majority of the Company’s directors that are not employees of the Company or affiliated with Onex (“Unaffiliated Directors”), or a committee of Unaffiliated Directors.

The Investment Agreement further provides that, for a period of one year following the initial closing, subject to customary exceptions and exceptions in the case of transfers to certain permitted transferees, transfers pursuant to certain business combinations, acquisition of assets or similar transactions entered into by the Company or any transaction resulting in a change of control, and transfers approved by a majority of the Unaffiliated Directors, or a committee thereof, Onex will not transfer the Preferred Stock or the shares of common stock issuable upon conversion thereof.

As part of the transactions contemplated by the Investment Agreement, certain of Onex’s affiliates (the “Onex Stockholders”) will enter into letter agreements with the Company (the “Stockholder Letter Agreements”) pursuant to which the Onex Stockholders will agree that, until the date on which (x) the Onex Stockholders and certain of their affiliates (the “Onex Group”) beneficially own less than 20% of the Company’s total outstanding common stock on an as-converted basis and (y) there are no representatives of the Onex Group serving as directors on the Company’s board, no member of the Onex Group will, without the consent of a majority of Unaffiliated Directors or a committee of Unaffiliated Directors, (i) acquire any common stock or other equity securities of the Company (subject to certain customary exceptions), (ii) propose, commence or participate in any merger, acquisition, tender offer, exchange offer, asset sale transaction or other business combination involving the Company or (iii) propose or support a deregistration under the Securities Exchange Act of 1934 or the delisting of the Company’s common stock from the New York Stock Exchange.

As part of the transactions contemplated by the Investment Agreement, the Company and Onex will enter into a Registration Rights Agreement whereby Onex will be entitled to certain demand and piggyback registration rights in respect of the Preferred Stock and the shares of common stock issuable upon conversion thereof.

The foregoing descriptions of the transactions contemplated by the Investment Agreement  and the terms of the Preferred Stock, the Stockholder Letter Agreement, and the Registration Rights Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Investment Agreement (which includes as exhibits copies of the expected form of certificate of designations for the Preferred Stock, the Stockholder Letter Agreement and the Registration Rights Agreement) attached hereto as Exhibit 10.1, which is incorporated herein by reference

Item 3.02. Unregistered Sales of Equity Securities

In connection with the Investment Agreement described in Item 1.01 above, the Company has agreed to issue to Onex 47,058,332 shares of Preferred Stock. The offer and sale of the shares of Preferred Stock through the Investment Agreement are being made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

A copy of the press release announcing the Company’s execution of the Investment Agreement and other matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 7.01 as well as in Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act or the Exchange Act.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibit.

Exhibit No.	Description

10.1	Investment Agreement, dated June 10, 2020, by and among Emerald Holding, Inc. and Onex
99.1	Press Release dated June 10, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2020		EMERALD HOLDING, INC.

	By:	/s/ Mitchell Gendel
Mitchell Gendel
General Counsel and Corporate Secretary